EXHIBIT 23

February 20, 2023

Tracie White

XTO Energy Inc.

22777 Springwoods Village Parkway

Spring, Texas 77389-1425

Re:        CRT Consent Letter

Dear Tracie White:

This letter is to confirm that Miller and Lents, Ltd. (M&L) authorizes XTO Energy Inc. (XTO) to use our name and report dated January 17, 2023, related to the Cross Timbers Royalty Trust (CRT) for use in the electronic filing of the CRT Annual Report on Form 10-K with the SEC.

Please provide us with an exact copy of the Annual Report on Form 10-K as electronically filed with the SEC.

Very truly yours,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By	/S/ JENNIFER A. GODBOLD
Jennifer A. Godbold, P. E.
Senior Vice President